EXHIBIT 99.1

Hooker Furniture Reports Higher 2013 First Half Income on Lower Sales

MARTINSVILLE, Va., Sept. 5, 2012 (GLOBE NEWSWIRE) -- Hooker Furniture (Nasdaq:HOFT) today reported net sales of $50.2 million and net income of $1.5 million, or $0.14 per share, for its fiscal 2013 second quarter, which ended July 29, 2012. For the fiscal 2013 first half, net sales were $101.9 million and net income was $2.5 million, or $0.23 per share.

For the fiscal 2013 second quarter, net sales decreased 9.7%, or $5.4 million, and net income decreased 10.4%, or $172,000, to $0.14 per share compared to $0.15 per share in the comparable period a year ago.

For the fiscal 2013 first half, sales decreased 10.6%, or $12.1 million, and net income increased 15.0%, or $325,000, compared to the prior-year period. Earnings per share for the fiscal 2013 first half increased to $0.23 per share compared to $0.20 per share in the prior year.

Performance in both fiscal 2013 periods was primarily driven by lower net sales, reduced sales discounting, lower freight costs on imported products and lower domestic manufacturing costs.

"We're disappointed in our sales performance so far this year, but pleased that we have been able to achieve comparable to higher profitability on lower sales for both casegoods and upholstery," said Paul B. Toms Jr., chairman and chief executive officer. "We've maintained profitability by improving our domestic upholstery manufacturing operations and by managing costs. In addition, we believe we are now positioned to stabilize and grow sales again. We are almost re-stocked on best-selling products, and we believe we have both the heavy discounting and higher freight rates behind us. We're also preparing to ship several new, well-received collections that will be debuting on retail floors during the historically strong fall selling season," he added.

Fiscal 2013 second quarter highlights (compared to fiscal 2012 second quarter):

  Gross profit increased as a percentage of net sales to 22.5%, from 21.9%, but decreased in absolute terms by 7.4%, or $897,000, to $11.3 million. These changes were primarily due to lower sales volume, decreased casegoods segment discounting, reduced upholstery segment manufacturing costs and lower freight costs on imported products.
  Selling and administrative expenses:
  decreased in absolute terms by 7.5%, or $726,000, to $8.9 million, primarily due to decreases in sales-related expenses; and
  increased as a percentage of net sales from 17.4% to 17.8%, due to lower net sales.
  Operating income increased to 4.6% of net sales, from 4.5%, but decreased in absolute terms by 6.9%, or $171,000, to $2.3 million.
  Net income decreased as a percentage of net sales to 2.9%, from 3.0%, and in absolute terms by 10.4%, or $172,000, to $1.5 million, or $0.14 per share, compared to $1.6 million, or $0.15 per share in the prior year.

Fiscal 2013 first half highlights (compared to fiscal 2013 first half):

  Gross profit increased as a percentage of net sales to 21.8%, from 20.4%, but decreased in absolute terms by 4.4%, or $1.0 million, to $22.2 million, primarily due to lower sales volume, decreased casegoods and upholstery segment discounting, reduced upholstery segment manufacturing costs and lower freight costs on imported products.
  Selling and administrative expenses:
  decreased in absolute terms by 8.1%, or $1.6 million, to $18.3 million, primarily due to decreases in sales-related expenses; and
  increased as a percentage of net sales to 18.0%, from 17.5%, due to lower net sales.
  Operating income increased as a percentage of net sales to 3.8%, from 2.8%, and in absolute terms by $609,000 or 18.8%, from $3.2 million to $3.9 million.
  Net income increased as a percentage of net sales to 2.5%, from 1.9%, and in absolute terms by 15.0%, or $325,000, to $2.5 million, or $0.23 per share, compared to $2.2 million, or $0.20 per share in the prior year.

Cash, Inventory and Debt

Cash and cash equivalents increased $3.0 million to $43.3 million as of July 29, 2012, from $40.4 million on January 29, 2012, due principally to:

  a $3.4 million increase in accounts payable, due to increased inventory purchases;
  a $2.1 million decrease in accounts receivable, due to lower sales; and
  a $1.7 million increase in inventories due to restocking efforts.

"Our cash position remains strong, although we expect a modest decrease in cash during the second half of fiscal 2013 as we continue to replenish inventories and repurchase shares under last quarter's board authorization," said Toms. "We are in an improving inventory position, and the composition of our inventories with best-selling and newer products is much better compared to the prior year period."

The Company had no long-term debt at July 29, 2012 and had $13.2 million available on its $15.0 million revolving credit facility, net of $1.8 million reserved for standby letters of credit.

Business Outlook

"There's been no significant upturn in retail business yet, but we are hopeful that demand will improve as we enter what is typically the strongest selling season of the year. While housing activity has recently improved by some measures, both housing activity and consumer confidence are still below historically healthy levels," Toms said.

"Demand for casegoods remains subdued with incoming orders decreasing in the high single digit range during the second quarter compared to the same period last year, but we are encouraged that incoming order rates for upholstery were up 12% year-over-year in the second quarter," he said.

"Our consolidated backlog was up about $5 million at the end of the fiscal 2013 second quarter compared to the same date last year, and we expect to derive benefits during the third quarter from shipping bestsellers that we have re-stocked in inventory, as well as successfully launched new April furniture market introductions that will hit retail floors in September and October," Toms said.

"We are closely monitoring the possibility of a strike by the International Longshoremen's Association (ILA) on October 1, 2012, which is likely if an agreement is not reached between the ILA and the United States Maritime Alliance before September 30, 2012.   We increased ordering five months ago in order to mitigate the potential impact of a strike and expect to receive about twice the normal amount of inventory for the six weeks ahead of October 1st. We are hopeful that the two parties can reach an agreement before the deadline," he said.

"On the internal operations side of our business, our Enterprise Resource Planning (ERP) system became operational this week for our casegoods segment after nearly two years of design, planning, conversion and training efforts by our associates and implementation partner. At this point, it appears that our operations are stable and everything is proceeding according to expectations," Toms concluded.

Dividends

At its September 5, 2012 meeting, our board of directors declared a quarterly cash dividend of $0.10 per share, payable on November 30, 2012 to shareholders of record at November 16, 2012.

Conference Call Details

Hooker Furniture will present its fiscal 2013 second quarter results via teleconference and live internet web cast on Thursday morning, September 6, 2012 at 9:00 AM Eastern Time. The dial-in number for domestic callers is 877-665-2466 and the number for international callers is 678-894-3031. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2011 shipments to U.S. retailers, Hooker Furniture Corporation is an 88-year old residential wood, metal and upholstered furniture resource. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand, and youth bedroom furniture sold under the Opus Designs by Hooker Furniture brand. Hooker's residential upholstered seating companies include Bradington-Young, a specialist in upscale motion and stationary leather furniture, and Sam Moore Furniture, a specialist in upscale fabric occasional chairs with an emphasis on cover-to-frame customization. Please visit our websites at www.hookerfurniture.com, www.bradington-young.com, www.sammoore.com and www.opusdesigns.com.

The Hooker Furniture Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4305

Certain statements made in this report, other than those based on historical facts, are forward-looking statements. These statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as "believes," "expects," "projects," "intends," "plans," "may," "will," "should," "would," "could" or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing, (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials as well as transportation, warehousing and domestic labor costs and environmental compliance and remediation costs; (3) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (4) our ability to successfully implement our business plan to increase sales and improve financial performance, including possible adverse effects on our results due to material restructuring or asset impairment charges if we are unsuccessful; (5) volatility in the increased costs of imported goods, including fluctuations and increases in the prices of purchased finished goods and transportation and warehousing costs; (6) higher than expected costs associated with product quality and safety, including costs related to defective or non-compliant products as well as regulatory compliance costs related to the sale of consumer products; (7) the direct and indirect costs associated with the implementation of our Enterprise Resource Planning system, including costs resulting from unanticipated disruptions to our business; (8) price competition in the furniture industry; (9) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (10) the cyclical nature of the furniture industry, which is particularly sensitive to changes in the housing markets, consumer confidence, the amount of consumers' income available for discretionary purchases, and the availability and terms of consumer credit; (11) supply, transportation and distribution disruptions, particularly those affecting imported products, including the availability of shipping containers and cargo ships; (12) achieving and managing growth and change, and the risks associated with international operations, acquisitions, restructurings, and strategic alliances; (13) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products; (14) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (15) capital requirements and costs; and (16) competition from non-traditional outlets, such as catalogs and internet retailers and home improvement centers; changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to declines in consumer confidence and/or discretionary income available for furniture purchases and the availability of consumer credit. Any forward looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 29, 2012	July 31, 2011	July 29, 2012	July 31, 2011

Net sales	$ 50,185	$ 55,574	$ 101,915	$ 113,967

Cost of sales	38,920	43,411	79,728	90,771

Gross profit	11,265	12,163	22,187	23,196

Selling and administrative expenses	8,943	9,669	18,337	19,955

Operating income	2,322	2,494	3,850	3,241

Other income, net	20	27	64	81

Income before income taxes	2,342	2,521	3,914	3,322

Income tax expense	868	875	1,420	1,153

Net income	$ 1,474	$ 1,646	$ 2,494	$ 2,169

Earnings per share:
Basic	$ 0.14	$ 0.15	$ 0.23	$ 0.20
Diluted	$ 0.14	$ 0.15	$ 0.23	$ 0.20

Weighted average shares outstanding:
Basic	10,770	10,761	10,771	10,761
Diluted	10,789	10,784	10,800	10,785

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 29, 2012	July 31, 2011	July 29, 2012	July 31, 2011

Net Income	$ 1,474	$ 1,646	$ 2,494	$ 2,169
Other comprehensive income:
Amortization of actuarial gains	(14)	(82)	(29)	(163)
Income tax effect on amortization of actuarial gains	5	31	11	61
Adjustments to net periodic benefit cost	(9)	(51)	(18)	(102)

Comprehensive Income	$ 1,465	$ 1,595	$ 2,476	$ 2,067

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, including share data)

	July 29, 2012	January 29, 2012
Assets
Current assets
Cash and cash equivalents	$ 43,325	$ 40,355
Accounts receivable, less allowance for doubtful accounts of $1,467 and $1,632, respectively	23,711	25,807
Inventories	35,820	34,136
Prepaid expenses and other current assets	3,749	4,194
Total current assets	106,605	104,492
Property, plant and equipment, net	22,570	21,669
Intangible assets	1,257	1,257
Cash surrender value of life insurance policies	17,185	16,217
Other assets	5,088	5,536
Total assets	$ 152,705	$ 149,171

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable	$ 12,660	$ 9,233
Accrued salaries, wages and benefits	2,321	3,855
Other accrued expenses	2,090	792
Accrued dividends	1,078	1,078
Total current liabilities	18,149	14,958
Deferred compensation	7,299	7,100
Total liabilities	25,448	22,058

Shareholders' equity
Common stock, no par value, 20,000 shares authorized, 10,781 and 10,782 shares issued and outstanding on each date	17,313	17,262
Retained earnings	109,853	109,742
Accumulated other comprehensive income	91	109
Total shareholders' equity	127,257	127,113
Total liabilities and shareholders' equity	$ 152,705	$ 149,171

Table IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Twenty-Six Weeks Ended
	July 29, 2012	July 31, 2011
Cash flows from operating activities
Cash received from customers	$ 104,093	$ 115,290
Cash paid to suppliers and employees	(95,713)	(96,924)
Income taxes received/(paid), net	13	(115)
Interest (paid)/received, net	(20)	20
Net cash provided by operating activities	8,373	18,271

Cash flows from investing activities
Purchase of property, plant and equipment	(2,935)	(1,871)
Proceeds received on notes issued for the sale of property	18	17
Proceeds from the sale of property and equipment	598	3
Premiums paid on life insurance policies	(783)	(1,020)
Proceeds received on life insurance policies	--	560
Net cash used in investing activities	(3,102)	(2,311)

Cash flows from financing activities
Cash dividends paid	(2,159)	(2,156)
Purchase and retirement of common stock	(142)	--
Net cash used in financing activities	(2,301)	(2,156)

Net increase in cash and cash equivalents	2,970	13,804
Cash and cash equivalents at beginning of period	40,355	16,623
Cash and cash equivalents at end of period	$ 43,325	$ 30,427

Reconciliation of net income to net cash provided by operating activities:
Net income	$ 2,494	$ 2,169
Depreciation and amortization	1,475	1,255
Non-cash restricted stock awards and performance grants	160	(101)
Provision for doubtful accounts	(13)	705
Deferred income taxes	387	(346)
(Gain) on disposal of property	(39)	(3)
(Gain) on insurance policies	(460)	(388)
Changes in assets and liabilities:
Accounts receivable	2,109	551
Inventories	(1,684)	15,330
Prepaid expenses and other current assets	774	667
Trade accounts payable	3,427	(2,399)
Accrued salaries, wages and benefits	(1,534)	(448)
Accrued income taxes	1,046	1,384
Other accrued expenses	170	(373)
Deferred compensation	61	268
Net cash provided by operating activities	$ 8,373	$ 18,271
CONTACT: Paul B. Toms Jr.
         Chairman and Chief Executive Officer
         Phone: (276) 632-2133, or
         Paul Huckfeldt, Vice President, Chief Financial Officer
         Phone: (276) 632-2133, or
         Kim D. Shaver
         Vice President, Marketing Communications
         Phone: (336) 880-1230